Exhibit (a)(1)(v)

Offer to Purchase for Cash

Up to 1,706,543 Shares of its Common Stock

and

Up to 2,323,019 Shares of its Class A Common Stock

(Including, in Each Case, the Associated Stock Purchase Rights)

At a Purchase Price of $7.00 Per Share

by

DOVER MOTORSPORTS, INC.

The offer and withdrawal rights will expire at 5:00 P.M., New York City time, on Thursday,

September 8, 2005, unless the offer is extended.

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated August 10, 2005 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase constitute the “Offer”) setting forth the Offer by Dover Motorsports, Inc., a Delaware corporation (the “Company”), to purchase up to 1,706,543 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), and up to 2,323,019 shares of the Company’s Class A common stock, par value $0.10 per share (the “Class A Common Stock”), including, in each case, the associated stock purchase rights that automatically trade with shares of the Common Stock and the Class A Common Stock under the terms of a rights agreement between the Company and Mellon Investor Services LLC, the Company’s transfer agent, as rights agent. The purchase price for Common Stock and Class A Common Stock (the “Purchase Price”) is $7.00 per share, net to the seller in cash without interest thereon. Unless the context requires otherwise, all references to “shares” shall refer to the Common Stock and the Class A Common Stock and shall include the associated stock purchase rights; and unless the associated stock purchase rights are redeemed prior to the expiration of the Offer, a tender of shares will constitute a tender of the associated stock purchase rights.

The Company will purchase all shares validly tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to odd lot tender, proration and conditional tenders described in the Offer to Purchase. The Company reserves the right, in its sole discretion, to purchase more than 1,706,543 shares of Common Stock and 2,323,019 shares of Class A Common Stock in the Offer, subject to applicable law. Shares not purchased because of proration and conditional tenders will be returned at the Company’s expense promptly after the expiration of the Offer.

We are the holder of record of shares held for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

(1) The Purchase Price of $7.00 per share, net to the seller in cash without interest thereon, applies to both the Common Stock and the Class A Common Stock.

(2) A tendering stockholder may condition the tender of shares upon the purchase by the Company of a specified minimum number of shares tendered, all as described in Section 6 of the Offer to Purchase. Unless such specified minimum is purchased by the Company pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal, none of the shares tendered by the stockholder will be purchased, except as described in Section 6 of the Offer to Purchase. If you wish us to condition your tender upon the purchase of a specified minimum number of shares, please complete the box entitled “Conditional Tender” on the instruction form. It is the tendering stockholder’s responsibility to calculate such minimum number of Shares, and you are urged to consult your own tax advisor.

(3) The Offer is for up to 1,706,543 shares of Common Stock and 2,323,019 shares of Class A Common Stock. Although it has no present intention of so doing, the Company reserves the right to purchase more than 1,706,543 shares of Common Stock or 2,323,019 shares of Class A Common Stock pursuant to the Offer. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, conditioned on other factors. See Section 7 of the Offer to Purchase.

(4) The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on Thursday, September 8, 2005, unless the Offer is extended. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf. If you would like to withdraw your shares that we have tendered, you can withdraw them so long as the Offer remains open or any time after October 5, 2005 if they have not been accepted for payment.

(5) As described in the Offer to Purchase, if more than 1,706,543 shares of Common Stock or 2,323,019 shares of Class A Common Stock have been validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), the Company will purchase Shares by class in the following order of priority:

(a) all shares validly tendered and not properly withdrawn on or prior to the Expiration Date by any stockholder (an “Odd Lot Owner”) who owns beneficially or of record an aggregate of fewer than 100 shares and who validly tenders all of such shares (partial tenders will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the box captioned “Odd Lots” on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

(b) after purchase of all of the foregoing shares, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, all other shares validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional shares); and

(c) If conditional tenders would otherwise be deemed to have been withdrawn because they are not accepted by the Company and the total number of shares to be purchased would otherwise fall below 1,706,543 shares of Common Stock or 2,323,019 shares of Class A Common Stock, then, to the extent feasible, the Company will select enough of such conditional tenders that would otherwise have been so properly withdrawn to permit the Company to purchase 1,706,543 shares of Common Stock and 2,323,019 shares of Class A Common Stock. The Company will select such conditional tenders by random lot and will limit its purchase in each class of stock to the designated number of shares to be purchased.

(6) The preference to Odd Lot Owners will not be available to you unless the box entitled “Odd Lots” on the instruction form is completed.

(7) Any stock transfer taxes applicable to the sale of shares to the Company pursuant to the Offer will be paid by the Company, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

(8) Tendering stockholders who hold shares in certificated form and who tender their shares directly to the Depositary will not be obligated to pay any brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares pursuant to the Offer. However, a tendering stockholder who holds shares through a broker, dealer or custodian may be required by such entity to pay a service charge or other fee. You should consult your broker, dealer or custodian to determine if you will be required to pay such a charge or fee.

(9) You may designate the priority in which your shares shall be purchased in the event of proration.

Neither the Company, its Board of Directors, the Dealer Manager, the Depositary nor the Information Agent makes any recommendation to any stockholder as to whether to tender all or any shares or to refrain from tendering. Stockholders must make their own decision as to whether to tender shares and, if so, how many shares to tender.

If you wish to have us tender any or all of your shares held by us for your account upon the terms and subject to the conditions set forth in the Offer, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your shares, all such shares will be tendered unless otherwise specified on the detachable part hereof.

Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer. The Offer and withdrawal rights expire at 5:00 P.M., New York City time, on Thursday, September 8, 2005, unless the Company extends the Offer.

The Offer is being made to all holders of shares solely pursuant to the Offer to Purchase and the related Letter of Transmittal. This Offer is not being made to (nor will any tender of Shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the Offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary for the Company to make the Offer in any such jurisdiction and extend the Offer to holders in such jurisdiction. In any jurisdiction in which the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO

OFFER TO PURCHASE FOR CASH

BY

DOVER MOTORSPORTS, INC.

OF

UP TO 1,706,543 SHARES OF ITS COMMON STOCK

AND

UP TO 2,323,019 SHARES OF ITS CLASS A COMMON STOCK

AT

A PURCHASE PRICE OF $7.00 PER SHARE

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated August 10, 2005 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal which, together with the Offer to Purchase constitute the “Offer”) in connection with the Offer by Dover Motorsports, Inc., a Delaware corporation (the “Company”), to purchase up to 1,706,543 shares of its common stock, par value $0.10 per share (the “Common Stock”), and up to 2,323,019 shares of its Class A common stock, par value $0.10 per share (the “Class A Common Stock”), including, in each case, the associated stock purchase rights that automatically trade with shares of the Common Stock and the Class A Common Stock. The purchase price for Common Stock and Class A Common Stock (the “Purchase Price”) is $7.00 per share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions of the Offer.

This will instruct you to tender to the Company the number of shares indicated below (or, if no number is indicated below, all shares) which are held by you for the account of the undersigned, at the price per share indicated below, upon the terms and subject to the conditions of the Offer. The undersigned understands that the Company will return shares tendered conditionally and shares not purchased because of proration.

PLEASE CHECK THE BOX TO INDICATE

WHICH CLASS OF SHARES ARE BEING TENDERED

☐	Common Stock

☐	Class A Common Stock

IF YOU ARE TENDERING

BOTH COMMON STOCK AND CLASS A COMMON STOCK

PLEASE COMPLETE A SEPARATE SET OF INSTRUCTIONS FOR EACH CLASS

ODD LOTS

☐	By checking this box, the undersigned represents that the undersigned owns beneficially or of record an aggregate of fewer than 100 shares and is tendering all of such shares.

CONDITIONAL TENDER

☐	By completing this box, the undersigned conditions the tender authorized hereby on the following minimum number of Shares being purchased if any are purchased.

                     Shares

Unless this box is completed, the tender authorized hereby will be made unconditionally.

Number of Shares to be Tendered:		SIGN HERE:

Shares*
Signature(s)

Dated:	, 2005	Name:

Address:

Social Security or Taxpayer ID No.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.